UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2016 (March 22, 2016)

GOLDMAN SACHS BDC, INC.

(Exact name of registrant as specified in charter)

Delaware	814-00998	46-2176593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Street, New York, New York	10282
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 902-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events.

On March 22, 2016, the Board of Directors of Goldman Sachs BDC, Inc. (the “Company”) determined that the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on May 3, 2016, at 3:30 p.m. (Eastern time). The Board also established the close of business on April 4, 2016 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. At the Annual Meeting, the Company’s stockholders will be asked to vote to elect three Class II directors of the Company who will each serve until the Company’s 2019 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified and to authorize the Company, with the approval of the Company’s Board of Directors, to sell or otherwise issue shares of the Company’s common stock (during the 12 months following such authorization) at a price below the then-current net asset value per share, subject to certain limitations.

Because the Annual Meeting will be held more than 30 calendar days from the anniversary of the Company’s 2015 Annual Meeting of Stockholders, the Company has established a new deadline by which a stockholder proposal must be submitted to the Company for inclusion in the Company’s proxy materials for the Annual Meeting. In order to be considered for inclusion in the Company’s proxy materials, stockholder proposals must be received at the Company’s principal executive offices at Goldman Sachs BDC, Inc., c/o Goldman Sachs Asset Management, L.P., 200 West Street, New York, New York 10282, Attn: Corporate Secretary no later than the close of business on April 1, 2016. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at the meeting unless certain securities law requirements are met.

Additionally, in accordance with the advance notice provisions set forth in the Company’s bylaws, in order for other business to be brought before the Annual Meeting (including nomination of a director), a notice of intention to present the proposal must be received at the Company’s principal executive offices no later than April 2, 2016, and must also comply with the provisions set forth in the Company’s bylaws and applicable law.

The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with applicable requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDMAN SACHS BDC, INC. (Registrant)
Date: March 23, 2016	By:/s/ Jonathan Lamm
Name: Jonathan Lamm
Title: Chief Financial Officer and Treasurer